Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES UPSIZING OF EXISTING CREDIT FACILITY TO FUND

ACCELERATING LOAN ORIGINATION VOLUME

LAS VEGAS, Nevada, October 13, 2026 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced that on October 9, 2026, it amended its two-year revolving credit agreement with Capital One, N.A. to increase the capacity of the facility. The amendment applies to both Capital One, N.A. and the subordinate lender, and increases the total capacity of the facility from $390 million to $518 million.

Loans under the amended credit agreement will continue to be secured by automobile receivables that CPS now holds or will acquire from dealers in the future. CPS may borrow on a revolving basis through October 17, 2027, after which CPS will have the option to repay the outstanding loans in full or to allow them to amortize for an eighteen-month period.

The increase to this facility brings the total capacity across CPS’ credit facilities to $1.026 billion and marks the first time the Company has had over $1 billion in total credit capacity.

“This increase in capacity directly supports the continued growth of our lending programs,” said Charles E. Bradley, Chief Executive Officer. “With strong demand across our dealership network producing growth in origination volume, this upsized facility provides adequate capacity to continue to grow our loan portfolio.”

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company’s expectation that the revolving period will extend until the revolving period ends, and that an amortization period may follow, statements regarding the expected growth of the Company’s lending programs, loan origination volume and portfolio, the adequacy of the Company’s funding capacity, and the Company’s future acquisition of automobile receivables from dealers. The revolving credit agreement that was amended on October 9, 2026, provides for both a revolving period and an amortization period to follow, but it is possible that the Company may suffer certain defaults or events of default that would terminate the revolving period or result in acceleration of maturity of the credit extended. In general, such defaults or events of default would result from losses that the Company might incur in the future. In turn, such losses might result from poor performance of receivables acquired or to be acquired by the Company, from increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; from changes in government regulations affecting consumer credit; or from adverse economic conditions, either generally or in geographic areas in which the Company’s business is concentrated. The Company’s ability to grow its lending programs and portfolio, and to use the full capacity of its credit facilities, may also be affected by dealer and consumer demand, competition, changes in interest rates, the availability of eligible collateral, compliance with facility covenants, and access to the securitization and other capital markets. Actual results may differ materially from those expressed or implied by these forward-looking statements. Additional risks are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statement, except as required by law.

Investor Relations Contact

Danny Bharwani, EVP/ Chief Financial Officer

949-753-6811